EXHIBIT 23.3

[Feldman Financial Advisors, Inc. letterhead]

September 20, 2004

Board of Directors

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, Maryland 21015

Gentlemen:

We hereby consent to the use of our firm’s name in the Notice of Mutual Holding Company Reorganization on Form MHC-1 and the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2, and amendments thereto, filed by Slavie Federal Savings Bank with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form SB-2, and amendments thereto, filed by SFSB, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings, including the Prospectus of SFSB, Inc.

We further consent to reference in the aforementioned filings the summary of our opinion as to the value of subscription rights granted by Slavie Federal Savings Bank pursuant to the Plan of Reorganization.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.